Registration No. 333-

As filed with the Securities and Exchange Commission on July 31, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

iFRESH, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-066764
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2-39 54th Avenue
Long Island City, NY

(Address of Principal Executive Offices) (Zip Code)

iFresh, Inc. 2017 Omnibus Equity Incentive Plan

(Full title of the plan)

Long Deng

2-39 54th Avenue
Long Island City, NY

(Name and address of agent for service)

(718) 628 6200

(Telephone number, including area code, of agent for service)

Copies to:

Giovanni Caruso, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Phone: (212) 407 4000

Facsimile: (212) 407 4990

Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	1,400,000	(3)	$2.85	$3,990,000	$496.75

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock as may be required in the event of a stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of the Registrant’s common stock as reported on the NASDAQ Stock Market on July 30, 2018.

(3)	This Registration Statement registers up to 1,400,000 shares of common stock, $0.0001 par value per share, of iFresh, Inc. (the “Company”) that may be issued and sold under the iFresh, Inc. 2017 Omnibus Equity Incentive Plan (the “2017 Plan”).

In this Registration Statement, iFresh, Inc. is sometimes referred to as “the Registrant,” “we,” “us” or “our.”

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

iFresh, Inc. (the “Registrant”) has sent or given, or will send or give, documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plans to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed with the SEC on June 29, 2018;
(b)	The Company’s Annual Report on Form 10-K/A for the fiscal year ended March 31, 2018, filed with the SEC on July 3, 2018;
(c)	The Company’s Current Report on Form 8-K, filed with the SEC on July 13, 2018;
(d)	The description of our common stock, warrants and units set forth in our Registration Statement on Form 8-A filed with the Commission on February 10, 2017 (File No. 333-213061), including any amendments or reports filed for the purpose of updating such description.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future Annual Report or Quarterly Report to stockholders or document or Current Report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Delaware law generally permits a corporation to indemnify its insiders against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, other than an action brought by or on behalf of the corporation, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made, in the case of an individual who is a director or officer at the time of the determination:

●	by a majority of the disinterested directors, even though less than a quorum;

●	by a committee of disinterested directors, designated by a majority vote of disinterested directors, even though less than a quorum;

●	by independent legal counsel, if there are no disinterested directors or if the disinterested directors so direct; or

●	by a majority vote of the shareholders, at a meeting at which a quorum is present.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers. With respect to officers and directors, the advancement of expenses is contingent upon those individuals undertaking to repay any advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

The Company’s certificate makes indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of the Company to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Description
5.1	Opinion of Loeb and Loeb LLP
10.1	iFresh, Inc. 2017 Omnibus Equity Incentive Plan (1)
23.1	Consent of Loeb and Loeb LLP (contained in Exhibit 5.1)
23.2	Consent of Friedman LLP, Independent Registered Public Accounting Firm

(1) Previously filed as Appendix A to our Proxy Statement on Schedule 14C filed on August 15, 2017 and incorporated by reference herein.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on July 31, 2018.

iFRESH, INC.

By:	/s/ Long Deng
Name: Long Deng
Title: Chief Executive Officer, Chief Operating Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.

Date: July 31, 2018	/s/ Long Deng
Long Deng Chief Executive Officer, Chief Operating Officer and Chairman (Principal Executive Officer)

Date: July 31, 2018	/s/ Adam (Xin) He
Adam (Xin) He Chief Financial Officer (Principal Accounting Officer)

Date: July 31, 2018	/s/ Lilly Deng
Lilly Deng Director

Date: July 31, 2018	/s/ Mark Fang
Mark Fang Director

Date: July 31, 2018	/s/ Jay Walder
Jay Walder Director

Date: July 31, 2018	/s/ Harvey Leibowitz
Harvey Leibowitz Director